Exhibit 99.1

Mistras Group Announces Results for Fourth Quarter FY’14

MISTRAS Group, Inc. August 6, 2014 4:01 PM

PRINCETON JUNCTION, N.J., August 6, 2014 (GLOBE NEWSWIRE) — Mistras Group, Inc. (MG), a leading “one source” global provider of technology-enabled asset protection solutions, today reported financial results for its fourth quarter and entire fiscal year 2014, which ended May 31, 2014.

During its fourth quarter, the Company’s revenues increased 24% over prior year, reaching $179.1 million. Net income for the fourth quarter was $6.4 million, or $0.22 per diluted share, compared with a net loss of $4.6 million or $0.16 per diluted share in the prior year period. Excluding acquisition-related items and the prior year’s goodwill impairment charge, net income in the fourth quarter of fiscal year 2014 was $4.9 million or $0.17 per diluted share, which exceeded the prior year’s net income of $4.2 million and $0.15 per diluted share, by 16% and 13%, respectively. Adjusted EBITDA was $19.2 million in the fourth quarter of fiscal year 2014, 16% higher than the prior year fourth quarter’s $16.5 million.

During the entire fiscal year 2014, the Company’s revenues grew 17.8% over prior year, reaching $623.5 million. Net income for fiscal year 2014 was $22.5 million, or $0.77 per diluted share, compared with $11.6 million or $0.40 per diluted share in the prior fiscal year. Excluding acquisition-related items and the prior year’s goodwill impairment charge, net income was $19.9 million or $0.68 per diluted share in both fiscal 2014 and 2013. Adjusted EBITDA was $70.3 million for fiscal year 2014 compared with $68.3 million in the prior year.

The Company’s operations and profitability were adversely impacted by several factors during the fourth quarter of fiscal year 2014, including severance and facility closure costs, primarily in Brazil, that aggregated $0.6 million, as well as approximately $1.0 million related to start-up costs for the Alberta region of Canada for a large new customer. The impact of these items, plus adverse weather and contract start-up costs incurred in the third quarter in Alaska and France, combined to reduce adjusted EBITDA by approximately $4.5 million in the second half of fiscal year 2014.

Financial Highlights:

Revenues

•                  Revenues for the fourth quarter of fiscal 2014 increased 24% over prior year. Organic revenue growth was 17%.

•                  Revenues for fiscal 2014 increased by 18%, consisting of 9% organic growth and 9% acquisition growth.

•                  Organic revenue for the Services segment grew 17% during the fourth quarter and 12% during the fiscal year, due to market share gains and continued strength in our key market segments that improved both run and maintain recurring revenues and project work.

•                  The International segment grew organically by 7% during the fourth quarter, improving its organic growth for the full fiscal year to 3%.

•                  The Products and Systems segment had strong 40% organic growth in the fourth quarter driven by sales to the aerospace sector, which improved its organic growth for the full fiscal year to 1%.

Gross Profit

•                  Gross profit grew by 20% over prior year for the fourth quarter of fiscal 2014 and by 17% for the full fiscal year.

•                  Gross margin for the fourth quarter of fiscal year 2014 was 25.9% vs. 26.7% in the prior year.

•                  Gross margin for fiscal year 2014 was 27.7% vs. 28.0% in the prior year. Start-up costs adversely impacted fourth quarter and fiscal year 2014 gross margin by approximately 0.3% and 0.4% of revenues, respectively.

Operating Cash Flow

•                  The Company’s operating cash flow was $37 million for fiscal year 2014.

Sotirios Vahaviolos, Chairman and Chief Executive Officer stated, “We are encouraged by the return of double digit organic growth in our Services segment in 2014. Our fourth quarter revenues and organic revenue growth for Services were extremely strong, driven by market share gains and a continued healthy market. Our profitability remained challenged as we continued to invest in serving the oil rich Alberta region of Canada that promises healthy growth for the future. Although our adjusted EBITDA came in at the low end of our guidance, these results included additional investment to serve this new region of Canada where we have large new contracts, as well as severance costs we incurred in our Brazilian operations to improve future results, including right-sizing and the costs to close two small US locations.”

“We are excited about the continued health and growth prospects of the North American oil & gas and chemical industries for the next several years, driven both by consumer demand for energy and our customers’ needs to improve safety and comply with stringent environmental regulations.  Our recent contract wins continue to demonstrate the market’s acceptance of our employees and our company’s value based service offerings.”

Outlook and Guidance for Fiscal 2015

The Company is introducing its guidance for fiscal year 2015 revenues and adjusted EBITDA. The Company expects its revenue to grow by 9% to 13%, to a range of from $680 million to $705 million. This revenue guidance includes the expected impact of new contracts in Canada and Alaska, and excludes the impact of any new acquisitions or large new capital projects. The Company expects that its Canadian revenue and profit growth will occur primarily in the second half of its fiscal year, based upon uptake in services from new customers. The Company expects its adjusted EBITDA to be in the range of $78 million to $84 million, representing an increase of from 11% to 20%, with more of the increase occurring in the second half of the Company’s fiscal year.

Conference Call

In connection with this release, Mistras will hold a conference call on Thursday, August 7, 2014 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras’ Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 1-866-515-2915 and use confirmation code 42082390 when prompted. The International dial-in number is 1-617-399-5129.

About Mistras Group, Inc.

Mistras offers one of the broadest “one source” services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity (“MI”) and non-destructive testing (“NDT”) services; destructive testing services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company’s website at www.mistrasgroup.com.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are “forward-looking statements” about Mistras’ financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as “future,” “possible,” “potential,” “targeted,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “will,” “may,” “should,” “could,” “would” and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for fiscal year 2013 filed with the Securities and Exchange Commission on August 14, 2013, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

* Use of Non-GAAP Measures

The term “Adjusted EBITDA” used in this release is a financial measurement not calculated in accordance with generally accepted accounting principles in the U.S. (“US GAAP”). A Reconciliation of Adjusted EBITDA to Net Income is set forth in a table attached to this press release. In addition, the Company has also included in the attached tables non-GAAP measurements “Segment and Total Company Income from Operations before Acquisition-Related Expense (Benefit), net”, “Net Income Excluding Acquisition-related Items” and “Diluted EPS Excluding Acquisition-related Items,” reconciling these measurements to financial measurements under US GAAP. The Company believes that investors and other users of the financial statements benefit from the presentation of these non-GAAP measurements because they provide additional metrics to compare the Company’s operating performance on a consistent basis and measure underlying trends and results of the Company’s core business operations.

Mistras Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	May 31,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$10,020	$7,802
Accounts receivable, net	137,824	108,554
Inventories	11,376	12,504
Deferred income taxes	3,283	3,293
Prepaid expenses and other current assets	12,626	8,156
Total current assets	175,129	140,309
Property, plant and equipment, net	77,811	68,419
Intangible assets, net	57,875	52,428
Goodwill	130,516	115,270
Deferred income taxes	1,344	665
Other assets	1,297	906
Total assets	$443,972	$377,997

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$14,978	$8,490
Accrued expenses and other current liabilities	54,650	47,839
Current portion of long-term debt	8,058	7,418
Current portion of capital lease obligations	7,251	6,766
Income taxes payable	1,854	1,703
Total current liabilities	86,791	72,216
Long-term debt, net of current portion	68,590	52,849
Obligations under capital leases, net of current portion	13,664	10,923
Deferred income taxes	15,521	12,951
Other long-term liabilities	17,014	18,778
Total liabilities	201,580	167,717

Commitments and contingencies

Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized	284	282
Additional paid-in capital	201,831	195,241
Retained earnings	41,500	18,982
Accumulated other comprehensive loss	(1,511)	(4,452)
Total Mistras Group, Inc. stockholders’ equity	242,104	210,053
Noncontrolling interests	288	227
Total equity	242,392	210,280
Total liabilities and equity	$443,972	$377,997

Mistras Group, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

(in thousands, except per share data)

	Three months ended May 31,		Year ended May 31,
	2014	2013	2014	2013
Revenues:
Services	$168,468	$135,802	$582,916	$487,268
Products and systems	10,659	8,703	40,531	42,014
Total revenues	179,127	144,505	623,447	529,282
Cost of revenues:
Cost of services	124,290	98,000	415,970	346,769
Cost of products and systems sold	3,760	3,254	16,725	16,276
Depreciation related to services	4,401	4,398	16,734	16,963
Depreciation related to products and systems	287	310	1,075	903
Total cost of revenues	132,738	105,962	450,504	380,911
Gross profit	46,389	38,543	172,943	148,371

Selling, general and administrative expenses	33,348	27,729	123,690	101,792
Research and engineering	809	646	2,995	2,447
Depreciation and amortization	2,891	2,246	10,620	8,781
Acquisition-related (benefit), net	(1,127)	(1,135)	(2,657)	(2,141)
Goodwill impairment	—	9,938	—	9,938
Income from operations	10,468	(881)	38,295	27,554
Interest expense	883	830	3,192	3,288
Income before provision for income taxes	9,585	(1,711)	35,103	24,266
Provision for income taxes	3,153	2,878	12,528	12,627
Net income	6,432	(4,589)	22,575	11,639
Less: net (income) loss attributable to noncontrolling interests, net of taxes	(13)	40	(57)	7
Net income attributable to Mistras Group, Inc.	$6,419	$(4,549)	$22,518	$11,646
Earnings per common share
Basic	$0.23	$(0.16)	$0.79	$0.41
Diluted	$0.22	$(0.16)	$0.77	$0.40
Weighted average common shares outstanding:
Basic	28,446	28,202	28,365	28,141
Diluted	29,479	29,140	29,324	29,106

Mistras Group, Inc. and Subsidiaries

Unaudited Operating Data by Segment

(in thousands)

	Three months ended May 31,		Year ended May 31,
	2014	2013	2014	2013
Revenues
Services	$129,435	$102,704	$443,229	$380,851
International	42,363	38,118	161,395	126,840
Products and Systems	10,745	7,683	33,544	33,301
Corporate and eliminations	(3,416)	(4,000)	(14,721)	(11,710)
	$179,127	$144,505	$623,447	$529,282

	Three months ended May 31,		Year ended May 31,
	2014	2013	2014	2013
Gross profit
Services	$30,301	$26,779	$114,182	$98,907
International	11,394	8,088	44,893	32,319
Products and Systems	4,719	3,937	14,495	16,947
Corporate and eliminations	(25)	(261)	(627)	198
	$46,389	$38,543	$172,943	$148,371

Mistras Group, Inc. and Subsidiaries

Unaudited Reconciliation of

Segment and Total Company Income (Loss) from Operations before Acquisition-Related Expense (Benefit), net (non-GAAP) to

Segment and Total Company Income (Loss) from Operations (GAAP)

(in thousands)

	Three months ended May 31,		Year ended May 31,
	2014	2013	2014	2013
Services:
Income from operations before acquisition-related expense, net	$11,685	$11,998	$44,846	$41,750
Acquisition-related expense, net	1,162	270	1,625	1,425
Income from operations	10,523	11,728	43,221	40,325

International:
Income from operations before acquisition-related expense (benefit), net and goodwill impairment	$1,260	$(1,311)	$6,786	$2,596
Acquisition-related expense (benefit), net and goodwill impairment	214	10,392	(3,452)	10,842
Income from operations	1,046	(11,703)	10,238	(8,246)

Products and Systems:
Income from operations before acquisition-related expense (benefit), net	$1,405	$829	$1,517	$4,883
Acquisition-related expense (benefit), net	—	24	(1,035)	(2,403)
Income from operations	1,405	805	2,552	7,286

Corporate and Eliminations:
Income from operations before acquisition-related (benefit) expense, net	$(5,009)	$(3,594)	$(17,511)	$(13,878)
Acquisition-related (benefit) expense, net	(2,503)	(1,883)	205	(2,067)
Income from operations	(2,506)	(1,711)	(17,716)	(11,811)

Total Company
Income from operations before acquisition-related (benefit) expense, net and goodwill impairment	$9,341	$7,922	$35,638	$35,351
Acquisition-related (benefit) expense, net and goodwill impairment	$(1,127)	$8,803	$(2,657)	$7,797
Income from operations	$10,468	$(881)	$38,295	$27,554

Mistras Group, Inc. and Subsidiaries

Unaudited Reconciliation of

Summary Cash Flows Table

(in thousands)

	Year ended May 31,
	2014	2013

Net cash provided by (used in):
Operating Activities	$36,873	$43,503
Investing Activities	(38,005)	(45,479)
Financing Activities	3,262	1,144
Effect of exchange rate changes on cash	88	224
Net change in cash and cash equivalents	$2,218	$(608)

Mistras Group, Inc. and Subsidiaries

Unaudited Reconciliation of
Net Income to Adjusted EBITDA

(in thousands)

	Three months ended May 31,		Year ended May 31,
	2014	2013	2014	2013

Net Income	$6,432	$(4,589)	$22,575	$11,639
Less: net income attributable to noncontrolling interests, net of taxes	(13)	40	(57)	7
Net income attributable to Mistras Group, Inc.	$6,419	$(4,549)	$22,518	$11,646
Interest expense	883	830	3,192	3,288
Provision for income taxes	3,153	2,878	12,528	12,627
Depreciation and amortization	7,579	6,954	28,429	26,647
Share-based compensation expense	2,248	1,536	6,261	6,285
Acquisition-related (benefit), net	(1,127)	(1,135)	(2,657)	(2,141)
Goodwill impairment	—	9,938	—	9,938
Adjusted EBITDA	$19,155	$16,452	$70,271	$68,290

Mistras Group, Inc. and Subsidiaries

Unaudited Reconciliation of

Net Income (GAAP) and Diluted Earnings Per Share (GAAP) to

Net Income Excluding Acquisition-related Items (non-GAAP) and Diluted EPS Excluding Acquisition-related Items (non-GAAP)

(in thousands except per share data)

	Three months ended May 31,		Year ended May 31,
	2014	2013	2014	2013

Net income (GAAP)	$6,432	$(4,589)	$22,575	$11,639
Acquisition-related (benefit), net of tax	(1,526)	(1,109)	(2,684)	(1,634)
Goodwill impairment	—	9,938	—	9,938
Net Income Excluding Acquisition-related Items (non-GAAP)	$4,906	$4,240	$19,891	$19,943

Diluted earnings per common share (GAAP)	$0.22	$(0.16)	$0.77	$0.40
Acquisition-related (benefit), net	(0.05)	(0.04)	(0.09)	(0.06)
Goodwill impairment	—	0.35	—	0.34
Diluted EPS Excluding Acquisition-related Items (non-GAAP)	$0.17	$0.15	$0.68	$0.68

Acquisition-related (benefit), net of tax, includes income tax expense (benefit) of $(399) thousand and $26 thousand for the three months ended May 31, 2014 and 2013, respectively and $(27) thousand and $507 thousand for the year ended May 31, 2014 and 2013, respectively. The aforementioned tax expense are reflective of non-deductible and non-taxable tax differences related to acquisitions of common stock.